Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zhongchao Inc. on Form F-3 (FILE NO. 333-256190) of our report dated May 6, 2022, with respect to our audits of the consolidated financial statements of Zhongchao Inc. as of December 31, 2021 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 20-F of Zhongchao Inc. for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

May 11, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com